Exhibit 11.1

                            MOSCOM CORPORATION
                             and Subsidiaries
                    Calculation of Earnings per Share

                                               Twelve Months Ended December 31,
                                            1997            1996             1995
Basic

Net Earnings (Loss)                     $(5,030,507)     $(5,936,096)    $  881,950
                                        ===========      ===========     ==========
Average common shares outstanding         7,331,360        6,866,154      6,795,559

Earnings  (Loss) per common & common
 equivalent share                             $(.69)           $(.86)          $.13
                                        ===========      ===========     ==========

Diluted

Net Earnings (Loss)                     $(5,030,507)     $(5,936,096)    $  881,950
                                        ===========      ===========     ==========
Weighted average shares outstanding       7,331,360        6,866,154      6,795,559

Additional dilutive effect of stock
 options & warrants after application
 of treasury stock method                         -                -        114,315
                                        -----------      -----------     ----------
Weighted average shares outstanding       7,331,360        6,866,154      6,909,874
                                        ===========      ===========     ==========
Earnings (Loss) per common share
 assuming full dilution                       $(.69)           $(.86)          $.13
                                        ===========      ===========     ==========

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